UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

             CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND
                  15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                         Commission File Number 0-25207
                                -----------------

                           Davel Communications, Inc.
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             (Exact name of registrant as specified in its charter)


                200 Public Square, Suite 700, Cleveland, OH 44114
                                 (216) 241-2555
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                   (Address, including zip code, and telephone
                  number, including area code, of registrant's
                          principal executive offices)

                          Common Stock, $0.01 par value
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            (Title of each class of securities covered by this Form)

                                  Common Stock
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                 (Titles of all other classes of securities for
                       which a duty to file reports under
                         section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)          /X/            Rule 12h-3(b)(1)(i)             /X/
Rule 12g-4(a)(1)(ii)         / /            Rule 12h-3(b)(1)(ii)            / /
Rule 12g-4(a)(2)(i)          / /            Rule 12h-3(b)(2)(i)             / /
Rule 12g-4(a)(2)(ii)         / /            Rule 12h-3(b)(2)(ii)            / /
                                            Rule 15d-6                      / /

Approximate number of holders of record as of the certification or notice date:1

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      Pursuant to the requirements of the Securities Exchange Act of 1934 Davel
Communications, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                   DAVEL COMMUNICATIONS, INC.

Date: May 3, 2005                  By: /s/ Tammy L. Martin
                                   ---------------------------------------------
                                   Tammy L. Martin, Chief Administrative Officer